Exhibit 10.20

AMENDED AND RESTATED

PERSONAL LINES

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

ACP RE, LTD

AND

NATIONAL GENERAL HOLDINGS CORP.

DATED AS OF APRIL 8, 2014

-i-

AMENDED AND RESTATED PERSONAL LINES

STOCK PURCHASE AGREEMENT

This AMENDED AND RESTATED PERSONAL LINES STOCK PURCHASE AGREEMENT, dated as of April 8, 2014 (this “Agreement”), by and between ACP Re, Ltd (“ACP”), a Bermuda exempt company, and National General Holdings Corporation (“National General”), a Delaware corporation.

WHEREAS, ACP, AmTrust Financial Services, Inc., a Delaware corporation (“AmTrust”), and National General are entering into a series of agreements by which ACP has agreed to acquire Tower Group International, Ltd. (“Tower”), a Bermuda insurance holding company, that transacts commercial and personal lines insurance business in the United States and, in connection therewith, AmTrust and National General have agreed to administer the run-off of Tower’s legacy business, provide stop-loss coverage to ACP with respect thereto, and, prospectively, manage and reinsure all business to be written by Tower or its insurance company subsidiaries after the Effective Time;

WHEREAS, ACP, pursuant to that certain Merger Agreement among ACP, Merger Sub and Tower dated as of January 3, 2014 (the “Merger Agreement”) is acquiring Tower and its Subsidiaries, including, indirectly, all of the issued and outstanding shares of capital stock or other equity interests of Adirondack AIF LLC, a New York limited liability company (“AAIF”), and New Jersey Skylands Management, LLC, a Delaware limited liability company (“NJSM,” together with AAIF, the “Companies”), through the merger of Merger Sub with and into Tower with Tower surviving such merger (the “Merger”);

WHEREAS, to effect the transactions described above, National General and ACP will enter into a Personal Lines Master Agreement, dated as of the date hereof (the “Master Agreement”), and the Transaction Documents (as defined in the Master Agreement);

WHEREAS, in connection with the foregoing, ACP desires to sell to National General or its designated Subsidiary, and National General desires to purchase from ACP or its applicable Subsidiary, the Shares, on the terms and subject to the conditions set forth herein; and

WHEREAS, National General and ACP entered into that certain Personal Lines Stock and Asset Purchase Agreement, dated as of January 3, 2014, and the first Amended and Restated Personal Lines Purchase Agreement, effective as of January 3, 2014 (collectively, the “Original Purchase Agreement”), and now wish to amend and restate the Original Purchase Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and of the mutual benefits to be derived from this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“AAIF” has the meaning set forth in the Recitals.

“ACP” has the meaning set forth in the introductory paragraph of this Agreement.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including its correlative meanings “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership or securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“AmTrust” has the meaning set forth in the Recitals.

“Applicable Law” means any domestic or foreign federal, state or local statute, law, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Governmental Entity pursuant to any of the foregoing, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to the parties hereto.

“Applicable Rate” means the prime rate of interest reported from time to time in The Wall Street Journal.

“Books and Records” means all customer lists, policy information, contracts, administrative manuals, sales records, underwriting records, financial records, compliance records prepared for or filed with regulators of Tower or its Affiliates, tax records and all other documents and information related to the operation of the Personal Lines Business, each in the possession or control of ACP or its Affiliates, whether or not stored in hardcopy form or on electronic, magnetic or optical media (to the extent not subject to licensing restrictions). Books and Records shall not include ACP’s organizational documents, minute books, stock ledgers, tax returns (including working papers with respect to ACP).

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York are required or authorized by law or executive order to be closed.

“Company” or “Companies” has the meaning set forth in the Recitals.

“Company Material Adverse Effect” means any Material Adverse Effect (as defined in the Merger Agreement).

“Disclosure Schedule” means the Disclosure Schedule delivered in connection with, and constituting a part of, this Agreement.

“Effective Time” has the meaning set forth in Section 2.2.

“Governmental Entity” has the meaning set forth in Section 3.4.

“Indemnified Party” has the meaning set forth in Section 8.2(a).

“Indemnifying Party” has the meaning set forth in Section 8.2(a).

“Insurance Regulators” means all Governmental Entities regulating the business of insurance under Applicable Laws.

“Liens” has the meaning set forth in Section 3.2.

“Losses” means any and all liabilities, claims, obligations, losses, costs, disbursements, penalties, fines, expenses (including reasonable attorneys’, accountants’ and other out-of-pocket professional fees and expenses incurred in the investigation, collection, prosecution or defense or any claims, whether or not involving any third party) and damages, but excluding lost profits or any punitive, exemplary, consequential or similar damages (other than lost profits or any punitive, exemplary, consequential or similar damages actually paid to a third party in a Third Party Claim).

“Master Agreement” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” means London Acquisition Company Limited, a Bermuda exempted company.

“National General” has the meaning set forth in the introductory paragraph of this Agreement.

“NJSM” has the meaning set forth in the Recitals.

“Parent Material Adverse Effect” means any Parent Material Adverse Effect (as defined in the Merger Agreement).

“Person” means an individual, corporation, partnership (limited or general), joint venture, limited liability company, association, trust, unincorporated organization or other entity.

“Personal Lines Business” means all insurance contracts, policies, certificates, binders, slips, covers or other agreements of insurance, including all supplements, riders, endorsements, renewals and extensions for personal automobile liability and personal physical damage, homeowners, personal excess and personal umbrella coverage issued by the Companies.

“Purchase Price” has the meaning set forth in Section 2.1.

“Regulatory Approvals” means all approvals, consents and authorizations of the transactions contemplated by this Agreement required under applicable state insurance or insurance holding company laws, including without limitation all approvals, consents and authorizations required by the New York Department of Financial Services, the New Hampshire Department of Insurance, the Massachusetts Division of Insurance, the New Jersey Department of Banking and Insurance, the Maine Bureau of Insurance and any other state insurance regulator whose approval is required to consummate any of the transactions contemplated by this Agreement.

“SAP” means, with respect to any Company or Subsidiary, the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed by the applicable Insurance Regulator under Applicable Law.

“Securities Act” has the meaning set forth in Section 4.4.

“Shares” means the outstanding shares of capital stock or other outstanding equity interests of the Companies.

“Subsidiary” of any Person means another Person 50% or more of the total combined voting power of all classes of capital stock or other voting interests of which, or 50% or more of the equity securities of which, is owned directly or indirectly by such first Person.

“Surplus” means as of any date the surplus of each of the Companies determined in accordance with SAP (in the manner reflected in line 36 of the “Liabilities, Surplus and Other Funds” page of each of the Companies’ unaudited statutory Quarterly Statement); provided that the Surplus as of the Closing Date shall be determined after giving effect to the transactions contemplated by the LPT Agreement and the final determination of the loss reserves transferred thereunder.

“Taxes” means all federal, state, local and foreign taxes of any kind, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, value added, property or windfall profits taxes, or similar fees, assessments or charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a tax return), together with any interest and any penalties, additions to tax or additional amounts imposed thereon by any Taxing Authority, domestic or foreign.

“Taxing Authority” means any Governmental Entity or other Person responsible for and having jurisdiction over, the administration of Taxes.

“Third Party Claim” has the meaning set forth in Section 8.2(a).

“Tower” has the meaning set forth in the Recitals.

“Transaction Closing” has the meaning set forth in Section 2.2.

“Transaction Closing Date” has the meaning set forth in Section 2.2.

“Wire Transfer” means a payment in immediately available funds by wire transfer in lawful money of the United States of America to such account or accounts as shall have been designated by notice to the paying party.

ARTICLE II

PURCHASE OF THE SHARES

Section 2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Transaction Closing, ACP shall cause all its applicable Subsidiaries directly owning the Shares to sell all of the Shares to National General or its designated Subsidiary, free and clear of all Liens for an amount equal to $7,500,000 (the “Purchase Price”).

Section 2.2 Closing. Unless this Agreement shall have been terminated pursuant to Section 9.1, and subject to the satisfaction or waiver of each of the conditions set forth in Article VII, the closing of the purchase and sale of the Shares (the “Transaction Closing”) shall take place at 10:00 a.m. on the “Closing Date” (as defined in the Merger Agreement), at the same location as the “Closing” (as defined in the Merger Agreement). The effective date and time of the Transaction Closing are herein referred to as the “Transaction Closing Date.” All of the contemplated transactions under this Agreement shall be deemed to be consummated as of 11:59:59 p.m. Eastern Time on the Transaction Closing Date (the “Effective Time”) and all actions taken at Transaction Closing shall be deemed to have occurred simultaneously and shall be deemed effective as of the dates and times specified in this Agreement.

Section 2.3 Payment of Purchase Price and Delivery of Shares. At the Transaction Closing:

(a) National General or its designated Subsidiary shall pay to ACP the Purchase Price by Wire Transfer; and

(b) ACP shall cause its Subsidiaries directly owning the Shares to deliver to National General or its designated Subsidiary the Shares, duly endorsed in blank or with stock powers or other proper instruments of assignment duly endorsed in blank, in proper form for transfer, with all appropriate stock transfer tax stamps affixed.

Section 2.4 ACP’s Transaction Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article VII, at the Transaction Closing, ACP shall deliver to National General all of the following:

(a) Stock Certificates. The stock certificates representing the Shares, accompanied by stock powers duly executed in blank, or other proper instruments of assignment duly endorsed in blank, by ACP’s Subsidiaries directly owning such Shares in respect of the Shares of each Company; and

(b) FIRPTA Certificate. Unless the Seller is a foreign person, a certification from Seller and signed by a responsible officer of Seller, as contemplated under Section 1.1445-2(b)(2) of the Treasury Regulations, certifying that Seller is not a foreign person.

Section 2.5 National General’s Transaction Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article VII, at the Transaction Closing, National General shall deliver to ACP all of the following:

(a) Purchase Price. Payment by Wire Transfer for the of the Purchase Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACP

Subject to the exceptions and qualifications set forth in the Disclosure Schedule, ACP represents and warrants to National General as follows:

Section 3.1 Organization, Standing and Corporate Power. ACP is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted.

Section 3.2 Capital Structure; Certain Indebtedness. Section 3.2 of the Disclosure Schedule sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each the Companies. Except as set forth in Section 3.2 of the Disclosure Schedule, all of the issued and outstanding shares of capital stock of, or other equity or voting interests in, each of the Companies (except for directors’ qualifying shares) are owned directly or indirectly, beneficially and of record, by ACP free and clear of all pledges, restrictions, claims, liens, charges, encumbrances and security interests of any kind (collectively, “Liens”) and material transfer restrictions, except for such Liens and transfer restrictions of general applicability as may be created under the Securities Act or other securities

Applicable Laws. Each issued and outstanding share of capital stock of each of the Companies is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any of the Companies, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any of the Companies. None of the Companies has any outstanding equity compensation or similar plans relating to the capital stock of, or other equity or voting interests in, any of the Companies. Neither ACP nor any of the Companies has any obligation to make any payments based on the price or value of any securities of any of the Companies or dividends paid thereon.

Section 3.3 Authority. ACP has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by ACP and the consummation by ACP of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ACP and no other corporate action or proceeding on the part of ACP or any Affiliate of ACP is necessary (including any shareholder vote). This Agreement has been duly executed and delivered by ACP and, assuming this Agreement constitutes the valid, legal and binding agreement of National General, constitutes a valid, legal and binding obligation of ACP, enforceable against ACP in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.4 Noncontravention; Consents. Neither the execution and delivery of this Agreement by ACP, nor the consummation by ACP of the transactions contemplated by this Agreement, nor performance or compliance by ACP with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate or articles of incorporation, code of regulations, by-laws or other comparable charter or organizational documents of ACP or (ii) assuming (A) that the actions described in Section 4.02(a) of the Merger Agreement have been completed, (B) that the authorizations, consents and approvals referred to in this Section 3.4 are obtained and (C) that the filings referred to in this Section 3.4 are made and any waiting periods thereunder have terminated or expired, in the case of each of clauses (A) through (C), prior to the Effective Time, (x) conflict with, contravene or violate any Law, judgment, writ or injunction of any Governmental Entity applicable to ACP or the Companies or (y) conflict with, contravene or violate or constitute a default or breach under any of the terms, conditions or provisions of any Contract to which ACP or any of the Companies is a party or accelerate ACP’s or any of the Companies’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not reasonably be expected to have a Parent Material Adverse Effect. Except for (a) compliance with the applicable requirements of the Exchange Act, (b) compliance with the rules and regulations of the NASDAQ Stock Market, (c) the filing of appropriate documents with the relevant authorities of other jurisdictions in which any of the Companies is qualified to do business, (d) compliance with any applicable state securities or blue sky laws and (e) the Regulatory Approvals as set forth in Section 3.4 of the Disclosure Schedule, no consent or approval of, action by or in respect of, or filing, license, permit or authorization, declaration or registration with, any court or governmental or regulatory authority or agency, domestic or foreign (a “Governmental Entity”), the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereunder, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a Material Adverse Effect.

Section 3.5 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ACP or the Companies.

Section 3.6 Litigation. There is no suit, action, proceeding or arbitration pending or threatened, to the knowledge of ACP, in writing against or affecting ACP or any Affiliate of ACP that (i) seeks to restrain or enjoin the consummation of any of the transactions contemplated by this Agreement or (ii) would reasonably be expected to impair the ability of ACP to consummate any of the transactions contemplated by this Agreement.

Section 3.7 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of ACP or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of ACP, including any representation or warranty as to the accuracy or completeness of any information regarding the Companies furnished or made available to National General and its representatives.

Section 3.8 Merger Agreement Representations, Warranties and Covenants. To ACP’s knowledge, the representations and warranties set forth in the Merger Agreement are true and correct as of the date hereof and shall be true and correct as of the Closing Date (as defined in the Merger Agreement). For the avoidance of doubt, all qualifiers as to materiality, material adverse effect and all other qualifiers contained in such representations and warranties in the Merger Agreement shall be given effect in the determination of the accuracy of such representations and warranties pursuant to this Section 3.8.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NATIONAL GENERAL

Subject to the exceptions and qualifications set forth in the Disclosure Schedule, National General represents and warrants to ACP as follows:

Section 4.1 Organization, Standing and Corporate Power. National General is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted.

Section 4.2 Authority. National General has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by National General and the consummation by National General of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of National General. No action by the stockholders of National General is necessary to authorize the execution and delivery by National General of this Agreement and the consummation by National General of the transactions contemplated hereby. This Agreement has been duly executed and delivered by National General and, assuming this Agreement constitutes the valid, legal and binding agreement of ACP, constitutes a valid, legal and binding obligation of National General, enforceable against National General in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3 Noncontravention; Consents. The execution and delivery of this Agreement do not, and except as disclosed in Section 4.3 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, be prohibited by, or require any approval that has not already been obtained under, any of the provisions of the certificate of incorporation or the by-laws of National General or the comparable organizational documents of any of its Subsidiaries, (ii) subject to the matters referred to in the next sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, be prohibited by, require approval or consent under, give rise to a right of termination under, or result in the creation of any Lien on any property or asset of National General or any of its Affiliates under, any agreement, permit, franchise, license or instrument to which National General or any of its Subsidiaries is a party or (iii) subject to the matters referred to in the next sentence, contravene, be prohibited by, or require approval or consent under, any Applicable Law, judgment, injunction or award applicable to National General or any of its Subsidiaries, which, in the case of clauses (ii) and (iii) above, would materially impair the ability of National General to consummate any of the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity is required by or with respect to National General or any of its Subsidiaries in connection with the execution and delivery of this Agreement by National General or the consummation by National General of any of the transactions contemplated hereby, except for (i) the approvals, filings and notices required under the insurance laws of the jurisdictions set forth in Section 4.3 of the Disclosure Schedule, (ii) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Section 4.3 of the Disclosure Schedule and (iii) such other consents, approvals, authorizations, declarations, filings or notices that are not required to be set forth pursuant to clauses (i) and (ii) the failure to obtain or make which, in the aggregate, would not materially impair the ability of National General to consummate any of the transactions contemplated hereby.

Section 4.4 Purchase Not for Distribution. The Shares to be acquired under the terms of this Agreement will be acquired by National General for its own account and not with a view to distribution. National General is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). National General acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. National General acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Shares are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

Section 4.5 Litigation. There is no suit, action, proceeding or arbitration pending or threatened in writing against or affecting National General or any Affiliate of National General that (i) seeks to restrain or enjoin the consummation of any of the transactions contemplated by this Agreement or (ii) would reasonably be expected to impair the ability of National General to consummate any of the transactions contemplated by this Agreement.

Section 4.6 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of National General or any Affiliate.

ARTICLE V

COVENANTS

Section 5.1 Commercially Reasonable Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 5.2 Consents, Approvals and Filings. ACP and National General shall each use their commercially reasonable efforts, and shall cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents, approvals or authorizations of Governmental Entities and consents or waivers of all third parties necessary in connection with the consummation of the transactions contemplated by this Agreement. In connection therewith, ACP and National General shall make and cause their respective Affiliates to make all legally required filings as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated by this Agreement, and shall provide and shall cause their respective Affiliates to provide such information and communications to Governmental Entities as such Governmental Entities may request. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of all necessary permits, orders or other consents, approvals or authorizations of Governmental Entities and consents or waivers of all third parties necessary in connection with the consummation of the transactions contemplated by this Agreement.

Section 5.3 Public Announcements. Until the Transaction Closing Date, the parties hereto shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated hereunder, and shall not issue any such press release or make any such public statement prior to such consultation and joint approval of National General and ACP, except as may be required by Applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system provided that, to the extent possible under the circumstances, the party making such disclosure consults with the other party, and considers in good faith the views of the other party, before doing so.

Section 5.4 Further Assurances. ACP and National General agree, and ACP, prior to the Transaction Closing, and National General, after the Transaction Closing, agree to cause the Companies and each of their Subsidiaries, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 5.5 Notice of Events.

(a) National General shall promptly notify ACP, and ACP shall promptly notify National General, in writing, upon (1) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, or (2) receiving any notice from any Governmental Entity of its intention to (i) institute a suit or proceeding to restrain or enjoin the execution of this Agreement or the consummation of the transactions contemplated by this Agreement or (ii) nullify or render ineffective this Agreement or such transactions if consummated.

(b) During the period from the date hereof to the Transaction Closing Date or the earlier termination of this Agreement, National General shall promptly notify ACP in writing if National General becomes aware of: (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of its representations or warranties had any such representation or warranty been made as of the time of National General’s discovery of such event, fact or condition; (ii) any material failure on its part or ACP’s or the Companies’ part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; or (iii) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of ACP’s representations or warranties hereunder.

(c) During the period from the date hereof to the Transaction Closing Date or the earlier termination of this Agreement, ACP shall promptly notify National General in writing if ACP becomes aware of: (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of its representations or warranties had any such representation or warranty been made as of the time of ACP’s discovery of such event, fact or condition; (ii) any material failure on its part or National General’s part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; or (iii) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of National General’s representations or warranties hereunder.

Section 5.6 Merger Agreement. During the period from the date hereof to the Transaction Closing Date or the earlier termination of this Agreement, ACP shall promptly notify National General in writing if ACP becomes aware of: (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a material breach of any of Tower’s representations or warranties set forth in the Merger Agreement had any such representation or warranty been made as of the time of ACP’s discovery of such event, fact or condition; (ii) any material failure on Tower’s part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; or (iii) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a material breach of any of Tower’s representations or warranties under the Merger Agreement. ACP hereby agrees that without National General’s written consent that it shall not waive: (i) any material breach by Tower of any of its representation or warranty set forth in the Merger Agreement; or (ii) any material failure by Tower to comply with any covenants or conditions to closing contained in the Merger Agreement.

ARTICLE VI

RESERVED

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the purchase and sale of the Shares and the other actions to be taken at the Transaction Closing are subject to the satisfaction or waiver on or prior to the Transaction Closing Date of the following conditions:

(a) Governmental Consents. All filings required to be made prior to the Transaction Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior thereto from, Governmental Entities in connection with the consummation of the transactions contemplated hereby by ACP and National General set forth in Section 3.4 and Section 4.3 of the Disclosure Schedule shall have been made or obtained.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction and no Applicable Law of any Governmental Entity preventing the consummation of the purchase and sale of the Shares or any of the other transactions contemplated hereby shall be in effect; provided, however, that the party invoking this condition shall have used all reasonable efforts to have any such order or injunction vacated, and no Governmental Entity shall have instituted any proceeding that is pending seeking any such order, preliminary or permanent injunction or other order to prohibit consummation of the purchase and sale of the Shares or any of the other transactions contemplated hereby.

(c) Consents. All consents, waivers, clearances, approvals and authorizations from third parties under the contracts and agreements set forth on Section 7.1(d) of the Disclosure Schedule as being required to be obtained prior to Transaction Closing shall have been retained.

(d) Merger Agreement. The Closing (as defined in the Merger Agreement) of the Merger (as defined in the Merger Agreement) contemplated by the Merger Agreement shall have occurred.

(e) Master Agreement. The Transaction Closing (as defined in the Master Agreement) shall occur contemporaneous with the transactions contemplated herein.

Section 7.2 Conditions to Obligations of National General. The obligations of National General to effect the purchase and sale of the Shares and the other actions to be taken at the Transaction Closing are further subject to the satisfaction or waiver by National General on or prior to the Transaction Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of ACP in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Transaction Closing Date as though made on and as of the Transaction Closing Date, (except as to any representation or warranty which specifically relates to another date); provided that this condition shall be deemed to be satisfied unless any failure of any such representation or warranty to be true and correct has a Company Material Adverse Effect, either alone or when taken in the aggregate with other breaches of any such representations and warranties.

(b) Performance of Obligations of ACP. ACP shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Transaction Closing Date.

(c) Closing Deliveries. ACP shall have delivered to National General each of the items described in Section 2.4.

Section 7.3 Conditions to Obligations of ACP. The obligations of ACP to effect the purchase and sale of the Shares and the other actions to be taken at the Transaction Closing are further subject to the satisfaction or waiver by ACP on or prior to the Transaction Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of National General set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Transaction Closing Date as though made on and as of the Transaction Closing Date (except as to any representation or warranty which specifically relates to another date); provided that this condition shall be deemed to be satisfied unless any failure of any such representation or warranty to be true and correct has a material adverse effect, either alone or when taken in the aggregate with other breaches of any such representations and warranties.

(b) Performance of Obligations of National General. National General shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Transaction Closing Date.

(c) Consideration. ACP shall have received the Purchase Price as provided in Section 2.1.

(d) Closing Deliveries. National General shall have delivered to ACP each of the items described in Section 2.5.

Section 7.4 Frustration of Closing Conditions. No party to this Agreement may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to cause the Transaction Closing to occur, as required by Section 5.1 hereof.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Obligation to Indemnify.

(a) ACP agrees to indemnify, defend and hold harmless National General and its Affiliates and their respective representatives from and against all Losses to the extent arising from or related to (i) any material breach of any of the covenants and agreements of ACP, except any breach of or inaccuracy in any representation or warranty set forth in Article III, contained in this Agreement, or (ii) any liability not reflected on the Final Closing Balance Sheet as determined in accordance with Section 2.6.

(b) National General agrees to indemnify, defend and hold harmless ACP and its Affiliates and their respective representatives from and against all Losses to the extent arising from or related to any breach of any of the covenants and agreements of National General, except any breach of or inaccuracy in any representation or warranty set forth in Article IV, contained in this Agreement.

Section 8.2 Indemnification Procedures.

(a) In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by, or an action, proceeding or investigation instituted by, any Person not a party to this Agreement (a “Third Party Claim”), such Indemnified Party must notify the other party (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim promptly, and in any event within thirty (30) days, after such Indemnified Party learns of the Third Party Claim; provided, however, that any delay or failure to give such notification shall not affect the indemnification provided hereunder except and only to the extent that the Indemnifying Party forfeits rights or defenses as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within ten (10) days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof at its own expense with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not as long as it conducts such defense be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except as otherwise set forth herein. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense; provided, however, that if in the reasonable opinion of counsel to the Indemnified Party, (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of one law firm to represent the Indemnified Party and, if applicable, local counsel in the jurisdiction in which an action is held. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof in all reasonable respects. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are relevant to such Third Party Claim (subject, in each case, to the Indemnifying Party entering into a confidentiality agreement with respect to such records and information in a form reasonably acceptable to the Indemnified Party), and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall not settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action giving rise to a Third Party Claim unless the Indemnifying Party obtains the prior written consent of the Indemnified Party or such settlement, compromise, consent or termination (i) includes an express, unconditional release of such Indemnified Party in form and substance satisfactory to such Indemnified Party from any and all liability relating to such action, (ii) does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of any Indemnified Party and (iii) does not create any financial or other obligation on the part of the Indemnified Party.

(c) After the Transaction Closing, the indemnities provided in Section 8.1 shall be the sole and exclusive remedy at law for any breach of covenant or agreement (other than those covenants and agreements which survive the Transaction Closing) or other claim arising out of this Agreement except for claims based on actual fraud, criminal activity or willful misconduct.

(d) The amount of any Losses for which indemnification is provided under this Agreement shall be (i) net of any amounts actually received by the Indemnified Party from insurers or other third parties with respect to such Losses (less any related costs and expenses, including the aggregate cost of pursuing any insurance claims paid by the Indemnified Party, but not any premiums or charges paid by the Indemnified Party), (ii) net of any amounts taken into account as a reserve, accrual or expense in the calculation of Aggregate Surplus with respect to the facts, circumstances or matters giving rise to such Losses, and (iii) reduced to take account of any Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Losses.

(e) Notwithstanding anything contained herein to the contrary, no Indemnifying Party shall be liable for lost profits or any punitive, exemplary, consequential (but not incidental) or similar damages, except for lost profits or punitive, exemplary, consequential or similar damages actually paid to a third party in a Third Party Claim by an Indemnified Party.

(f) In accordance with Applicable Law, the Indemnified Party shall take, and shall cause its Affiliates to take, all commercially reasonable steps to mitigate any Losses upon and after becoming aware of any facts, matters, failures or circumstances that would reasonably be expected to result in any Losses that are indemnifiable hereunder.

(g) In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party (including pursuant to this Article VIII) in connection with any claim or demand by any Person other than the parties hereto or their respective Affiliates, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim.

Section 8.3 Tax Treatment; Tax Indemnification. Except to the extent otherwise required by Applicable Law, any indemnity payment made pursuant to this Article VIII hereof will be treated as an adjustment to the Purchase Price for all Tax purposes.

ARTICLE IX

TERMINATION PRIOR TO CLOSING

Section 9.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Transaction Closing:

(a) by the written agreement of National General and ACP;

(b) by either ACP or National General in writing, if there shall be any order, injunction or decree of any Governmental Entity which prohibits or restrains any party from consummating the transactions contemplated hereby, and such order, injunction or decree shall have become final and nonappealable;

(c) by either ACP or National General in writing, if a Governmental Entity shall have disapproved a Regulatory Approval;

(d) unless ACP or National General otherwise agree in writing, upon the withdrawal of filings submitted in connection with any Regulatory Approvals; or

(e) automatically, following the termination of the Merger Agreement.

Section 9.2 Effect of Termination. In the event of termination pursuant to Section 9.1, this Agreement shall become null and void and have no effect (other than Section 5.3 (Public Announcements), this Section 9.2, Article VIII (Indemnification) and Article X (General Provisions), all of which shall survive termination of this Agreement), and there shall be no liability on the part of ACP, the Companies or National General or their respective directors, officers and Affiliates, except (a) as liability may exist pursuant to the sections specified in the immediately preceding parenthetical that survive such termination and (b) that no such termination shall relieve any party from liability for any willful and material breach by such party of any representation, warranty, covenant or agreement set forth in this Agreement or fraud. For purposes hereof, “willful and material breach” means a material breach by a party of the applicable provision of this Agreement as a result of an action or failure to act by such Person that it knew would result in a breach of this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 No Survival of Representations, Warranties, Covenants and Agreements. This Article X, Article VIII and the agreements of ACP and National General contained in Article II, Article V and Article VI shall survive the Effective Time. No other representations, warranties, covenants or agreements in this Agreement shall survive the Effective Time.

Section 10.2 Fees and Expenses. Whether or not the purchase and sale of the Shares is consummated, each party hereto shall pay its own fees and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. For the avoidance of doubt, ACP shall be solely responsible for the payment of all of the transaction expenses incurred by or on behalf of ACP or the Companies incident to the transaction which is the subject of this Agreement, including investment banking fees, accounting fees and legal fees.

Section 10.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed as provided below) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to National General, to

National General Holdings Corporation

59 Maiden Lane, 38th Floor

New York, NY 10038

(212) 380-9479

Facsimile: (212) 380-9498

Attention: Jeffrey Weissmann, Esq.

if to ACP, to

ACP Re Ltd.

Washington Mall

7 Reid Street, Suite 404

Hamilton HM11 Bermuda

Attn: General Counsel

Notice given by personal delivery or overnight courier shall be effective upon actual receipt. Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day if not received during the recipient’s normal business hours. All notices by facsimile shall be confirmed promptly after transmission in writing by personal delivery or overnight courier.

Section 10.4 Interpretation. When a reference is made in this Agreement to a section, exhibit or schedule, such reference shall be to a section of, or an exhibit or schedule to, this Agreement unless otherwise indicated. The inclusion of any information in the Disclosure Schedule will not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedule, that such information is required to be listed in the Disclosure Schedule or that such items are material to the Companies. The specification of any dollar amount in the Disclosure Schedule is not intended to imply that such amount, or higher or lower amounts is or is not material for purposes of this Agreement and no party shall use the fact of the setting forth of such amount in any dispute or controversy between the parties as to whether any obligation, item or matter not described therein is or is not material for purposes of this Agreement. Unless the Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business (except as expressly provided herein), and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy among the parties as to whether any obligation, item or matter not described in this Agreement or included in any Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement (except as expressly provided herein). The disclosure of an item in one section of the Disclosure Schedule as an exception to a particular covenant, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties to the extent that the relevance of such item to such other covenants, representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Disclosure Schedule with respect to such other covenants, representations or warranties or an appropriate cross-reference thereto. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

Section 10.5 Entire Agreement; Third-Party Beneficiaries. This Agreement (including all exhibits and schedules hereto) constitutes the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement. National General has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its purchase of the Shares and the other transactions contemplated hereby and is capable of bearing the economic risks thereof. Except as expressly provided herein, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the provisions of the laws of Bermuda are mandatorily applicable to the Merger.

Section 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.8 Dispute Resolution; Enforcement.

(a) In the event of any dispute arising under this Agreement, prior to the commencement of litigation, a senior officer of National General and a senior officer of ACP shall attempt in good faith to resolve the dispute consistent with the terms of this Agreement. If they are unable to resolve the dispute in this manner within a reasonable period of time, the parties may pursue judicial remedies with respect to such dispute. This section shall not apply to any application to obtain emergency judicial intervention.

(b) All actions and proceedings arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated by this Agreement (except to the extent any such proceeding mandatorily must be brought in Bermuda) shall be heard and determined in the United States District Court for the Southern District of New York and any Federal appellate court therefrom (or, if United States federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding. The consents to jurisdiction and venue set forth in this Section 10.8(b) shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any action or proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 10.3 of this Agreement. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 10.9 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.10 Severability; Amendment and Waiver.

(a) Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(b) This Agreement may be amended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance.

(c) No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

Section 10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.12 Commercially Reasonable Efforts. National General and ACP acknowledge and agree that any reference made to commercially reasonable efforts in this Agreement shall not include any obligation to commence or continue any contested arbitration or litigation other than the filing of a proof of claim or similar filing requirement necessary to preserve a claim against any insolvent or otherwise financially impaired debtor.

Section 10.13 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.8(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated hereunder and without that right, neither National General nor ACP would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.13 shall not be required to provide any bond or other security in connection with any such order or injunction.

[Signature Page Follows]

IN WITNESS WHEREOF, ACP and National General have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ACP RE LTD

By:	/s/ Michael Karfunkel
Name:	Michael Karfunkel
Title:	Chairman

NATIONAL GENERAL HOLDINGS CORP.

By:	/s/ Mike Weiner
Name:	Mike Weiner
Title:	Chief Financial Officer

[Signature Page to Amended and Restated Personal Lines Stock Purchase Agreement]